Exhibit 99.1

Summit Wireless Technologies Announces Pricing of $5.3 Million Registered Direct Offering Priced At-The-Market

June 10, 2020 SAN JOSE, Calif.--(BUSINESS WIRE) -- Summit Wireless Technologies, Inc. (Nasdaq: WISA) (the “Company” or “Summit Wireless”), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems, today announced that on June 9, 2020 it entered into a securities purchase agreement with institutional investors to purchase approximately $5.3 million of its common stock in a registered direct offering priced at-the-market under Nasdaq rules and warrants to purchase common stock in a concurrent private placement. The combined purchase price for one share of common stock and warrant to purchase one share of common stock will be $2.61.

Under the terms of the securities purchase agreement, Summit Wireless has agreed to sell 2,040,000 shares of common stock. In a private placement, which will be consummated concurrently with the Offering, Summit Wireless also has agreed to issue warrants to purchase up to an aggregate of 2,040,000 shares of common stock. The warrants will be immediately exercisable, will expire 5.5 years from the date of issuance and will have an exercise price of $2.61 per common share.

The gross proceeds to the Company from the registered direct offering and concurrent private placement are estimated to be approximately $5.3 million before deducting the placement agent’s fees and other estimated offering expenses. The offering is expected to close on or about June 11, 2020, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole placement agent for the offering.

The shares of common stock are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333- 233433) previously filed and declared effective by the Securities and Exchange Commission (SEC). The offering of the shares of common stock will be made only by means of a prospectus supplement that forms a part of the registration statement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by Summit Wireless with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov or from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (Nasdaq: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association, and works in association with WiSA’s members to champion what Summit Wireless believes are the most reliable interoperability standards across the audio industry. Summit Wireless is headquartered in San Jose, CA, with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions and include statements about the intended use of proceeds and expected closing of the offering. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, the public offering and the satisfaction of closing conditions related to such offering, current macroeconomic uncertainties associated with the COVID-19 pandemic, Summit Wireless’ ability to predict the timing of design wins entering production and the potential future revenue associated with Summit Wireless’ design wins; Summit Wireless’ rate of growth; Summit Wireless’ ability to predict customer demand for its existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting Summit Wireless’ customer’s end markets; Summit Wireless’ ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the SEC. The information in this press release is provided only as of the date of this press release, and Summit Wireless undertakes no obligation to update any forward-looking statements contained in this press release based on new information, future events, or otherwise, except as required by law. Summit disclaims any obligation to update these forward-looking statements.

© 2020 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. hereof or as of the date otherwise stated herein. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners and product names are the intellectual property of their respective owners.

Kirsten Chapman
LHA Investor Relations
Summit Wireless Technologies, Inc.
415.433.3777
summit@lhai.com